Exhibit 4.1

[FORM OF NOTE]
This Security is a global Security and is registered in the name of a depositary or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any person other than such depositary or a nominee thereof, except in the limited circumstances described in the Indenture.
Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the “Depositary”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depositary (and any payment is made to Cede & Co. or to such other entity as is requested by an authorizeD representative of the Depositary), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	PRINCIPAL AMOUNT
No.: 1	$250,000,000
CUSIP No: 431282 AM4

HIGHWOODS REALTY LIMITED PARTNERSHIP
3.625% NOTE DUE JANUARY 15, 2023
HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (hereinafter called the “Issuer,” which term shall include any successor partnership or entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon presentation, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on January 15, 2023 (the “Maturity Date”), and to pay interest on the outstanding principal amount thereon from December 18, 2012, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on January 15 and July 15, in each year, commencing July 15, 2013, at the rate of 3.625% per annum, until the entire principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be 15 calendar days (whether or not a Business Day) preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, which shall not be more than 15 days and not less than 10 days prior to the date of the proposed payment, notice whereof shall be given to Holders not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon exchange, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note or the redemption price (as defined below), if any, will be made at the Office or Agency of the Issuer maintained for that purpose in the City of New York, State of New York, currently located c/o U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register kept for the Notes pursuant to Section 305 of the Indenture (the “Security Register”) or (ii) transfer to an account of the Person entitled thereto located inside the United States.
This Note is one of a duly authorized issue of securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of December 1, 1996 (herein called the “Base Indenture”), among the Issuer, Highwoods Properties, Inc. and U.S. Bank National Association, as successor in interest to Wachovia Bank, N.A. (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Notes), as supplemented by an officers' certificate establishing the terms of the Notes, dated as of December 18, 2012 (together with the Base Indenture, the “Indenture”) to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, Highwoods Properties, Inc. and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated as the “3.625% Notes due January 15, 2023.”
The Notes will be redeemable at the Issuer's option and in its sole discretion, at any time in whole or from time to time in part, on any date (a “Redemption Date”). Before October 15, 2022 (a date that is 90 days prior to the Maturity Date), the Issuer may redeem the Notes at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; and (ii) the Make-Whole Amount, if any, with respect to such Notes.
On or after October 15, 2022 (a date that is 90 days prior to the Maturity Date), the Issuer may redeem the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, the Redemption Date.
For the purposes of the Indenture, all references to any “premium” on the Notes shall be deemed to refer to any Make-Whole Amount, unless the context otherwise requires.
The following definitions apply with respect to any redemption of the Notes:
“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis (on the basis of a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given or declaration of accelerated payment is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment; over (ii) the aggregate principal amount of the Notes being redeemed or paid.
“Reinvestment Rate” means 0.35% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index that shall be designated by the Issuer.
If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption have been made available on the Redemption Date specified in the notice, the Notes (or any portion thereof) will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the Holders of the Notes from and after the Redemption Date will be to receive payment of the redemption price upon surrender of the Notes in accordance with the notice.
Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the Holders to be redeemed.
The Issuer will notify the Trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of the Notes to be redeemed and their Redemption Date. If less than all of the Notes are to be redeemed at the option of the Issuer, the Trustee will select, in such manner as it deems fair and appropriate, the Notes to be redeemed in whole or in part.
The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Issuer on this Note and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Issuer, in each case, upon compliance by the Issuer with certain conditions set forth in the Indenture, which provisions apply to this Note.
If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest on or after the respective due dates expressed herein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note or the redemption price of this Note at the times, place and rate, and in the coin and currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the Office or Agency of the Issuer in any Place of Payment where the principal of and interest on this Note or the redemption price of this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar for the Notes duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Trustee or the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.
All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused “CUSIP” numbers to be printed on the Notes as a convenience to the

Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.
Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed this 18th day of December, 2012.

HIGHWOODS REALTY LIMITED PARTNERSHIP
By: Highwoods Properties, Inc., its general partner
By:
Edward J. Fritsch
President and Chief Executive Officer

Attest:

By:
Jeffrey D. Miller
Vice President, General Counsel and Secretary

[SEAL]

TRUSTEE'S CERTIFICATE OF AUTHENTICATION:
This is one of the Notes of the series designated “3.625% Notes due January 15, 2023” referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:
Katherine Esber
Vice President